News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, Ohio 45202

FOR IMMEDIATE RELEASE

PROCTER &GAMBLE ANNOUNCES ORGANIZATIONAL CHANGES

      CINCINNATI, Oct. 28, 2008 - The Procter & Gamble Company (NYSE:PG) today announced the following organizational changes:

Clayton C. Daley, Jr. (56), vice chairman and chief financial officer, will retire effective September 16, 2009, after 35 years of service. He will step down as CFO on January 1, 2009. He will continue to serve as an advisor to P&G Chairman of the Board and Chief Executive Officer A.G. Lafley while also codifying P&G learning about strategy, portfolio management, and acquisitions & divestitures.
Jon R. Moeller (44), currently vice president and treasurer, has been elected chief financial officer, effective January 1, 2009, reporting to Mr. Lafley.

      “Clayt has been a strong strategic partner to me and to P&G’s business leaders over the past decade,” Lafley said.  “He’s helped focus management attention on cash productivity.  He’s set high standards for corporate governance and stewardship.  He played a pivotal role in making Total Shareholder Return a business evaluation and management compensation measure.  He’s helped P&G maintain a healthy balance sheet and strong credit rating, which are particularly important in today’s economic environment.  And he played a pivotal role in the acquisition and successful integration of Gillette, the largest acquisition in the history of the consumer products industry.”

      On Moeller’s appointment, Lafley said:  “Jon Moeller has been an integral part of P&G’s leadership team for nearly a decade.  He brings strategic leadership, tough-minded discipline, and a 20-year track record of strong business and financial results.  Jon has diverse experience across virtually all P&G businesses and finance disciplines.  He has worked in nearly every part of P&G’s business – from Laundry and Cleaning in China to Beauty and Health globally.  He’s led major merger and acquisition operations, including the large and complex Wella acquisition and the recent divestiture of Folgers.  Most recently, as Treasurer, he has been leading P&G Investor Relations and has also established the capital structure, cash management and AA-credit rating that have put P&G in a strong financial position for the near and long term.  Jon has worked closely with Clayt Daley for many years and they have developed a smooth transition plan.  He is the right leader to succeed Clayt as P&G’s CFO.”

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974